Exhibit 10.14
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 1st day of April, 2006 (the “Effective Date”), by and between CHICO’S FAS, INC. a Florida corporation (the “Company”), and PATRICIA MURPHY KERSTEIN (the “Executive”).
W I T N E S S E T H:
     1. Employment. The Company agrees to employ the Executive, and the Executive accepts such employment, upon the terms and conditions set forth in this Agreement.
     2. Term. The term of this Agreement shall be for an initial period of two (2) years, commencing on the Effective Date and ending on March 31, 2008 (the “Initial Term”), except that Executive’s employment may be terminated before the end of the Initial Term in accordance with Section 7 of this Agreement. After the expiration of the Initial Term, the Company shall continue to employ Executive in a consulting capacity for three (3) additional years (the “Consulting Term”), commencing on April 1, 2008 (the “Conversion Date”) and ending on March 31, 2011, except that Executive’s employment may be terminated at any time during the Consulting Term in accordance with Section 7 of this Agreement. In no event shall the total duration of this Agreement exceed five (5) years from the Effective Date.
     3. Duties.
          (a) During the Initial Term, the Executive will be employed as the Executive Vice President and Chief Merchandising Officer of the Company. While employed by the Company during the Initial Term, Executive shall serve the Company in such capacities as shall be determined by the Chief Executive Officer or the Board of Directors of the Company, including without limitation, and without additional compensation, acting as an officer, of the Company and one or more subsidiaries or affiliates of the Company if so appointed. Executive agrees to devote her entire time, energy and skill to further the interests of the Company, and its subsidiaries and affiliates, during her employment. Executive shall not engage in any activities competitive with, or antithetical to, those of the Company, its subsidiaries or affiliates, on either a paid or unpaid basis, during the Initial Term, and any outside activities of Executive shall neither detract from nor impair Executive’s ability to fulfill her obligations and responsibilities hereunder.
          (b) During the Consulting Term, the Executive will be employed as a consultant. While employed by the Company during the Consulting Term, Executive shall serve the Company in such consulting capacities as shall be determined by the Chief Executive Officer or the Board of Directors of the Company. Executive agrees to devote her entire time, energy and skill to further the interests of the Company, and its subsidiaries and affiliates, during the Consulting Term. Executive shall not engage in any activities competitive with, or antithetical to, those of the Company, its subsidiaries or affiliates, on either a paid or unpaid basis, during the Consulting Term, and any outside activities of Executive shall neither detract from nor impair Executive’s ability to fulfill her obligations and responsibilities hereunder.
     4. Office Space and Equipment. During the Initial Term, the Company shall provide Executive with a fully furnished office, computer equipment, and other necessary supplies, and the facilities of the Company shall be generally available to Executive in the performance of her duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Executive’s duties under this Agreement shall be supplied by the Company during the Initial Term. During the Consulting Term, the Company shall not provide Executive with a dedicated office and related furnishings, but shall provide Executive with a laptop computer, mobile phone and/or wireless email device.
5. Compensation, Vacation and Reimbursement of Expenses During Initial Term
          (a) During the first year of the Initial Term, the Company shall pay the Executive a base salary of $700,000. During the second year of the Initial Term, the Company shall pay the Executive a base salary of $800,000. Executive’s salary shall be payable to Executive in accordance with the Company’s regular payroll policy, from which taxes, social security and such other amounts as shall be required under applicable law and regulations shall be deducted.
          (b) The Board of Directors of the Company, in its discretion, may, with respect to any year during the Initial Term, award stock options or restricted stock to Executive in addition to the bonuses provided for in Section 5(c) of this Agreement. Said bonus, if any, shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of Executive.
          (c) In addition to the basic salary paid pursuant to Section 5(a) of this Agreement and any discretionary bonus as set forth in Section 5(b) of this Agreement, the Company shall pay as incentive compensation during the Initial Term a semi-annual bonus based upon Executive’s performance and computed in accordance with the incentive bonus plan adopted each year by the Board of Directors of the Company.
          (d) Executive shall provide her own automobile for use as an employee hereunder. Executive shall at all times maintain said automobile in good repair and condition and shall adequately insure both Company and Executive against claims for bodily injury, death or property damage occurring as a result of its use. During the Initial Term, the Company shall provide Executive with an automobile allowance of $2,000.00 per month ($24,000.00 per year).
          (e) During the Initial Term, the Executive shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Company to other management employees of the Company.
          (f) During the Initial Term, the Executive shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Company as may be established from time to time by the Company.
          (g) Upon the Executive’s submission of timely and appropriate itemized expense reports, the Company shall reimburse Executive for all reasonable business-related expenses incurred in the furtherance of Executive’s duties under this Agreement.

     6. Compensation and Reimbursement of Expenses During Consulting Term
          (a) During the Consulting Term, the Company shall pay the Executive on the following graduated scale:
               (i) Consulting Term Year One: Monthly salary of $20,000.00.
               (ii) Consulting Term Year Two: Monthly salary of $15,000.00.
               (iii) Consulting Term Year Three: Monthly salary of $10,000.00.
          (b) During the Consulting Term, the Executive shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Company to other management employees of the Company.
          (c) Upon the Executive’s submission of timely and appropriate itemized expense reports, the Company shall reimburse Executive for all reasonable business-related expenses, including automobile mileage related expenses, incurred during the Consulting Term in the furtherance of Executive’s duties under this Agreement in accordance with the Company’s then applicable expense reimbursement policy.
          (d) The Company will provide Executive with a lifetime Chico’s clothing discount, in accordance with its Headquarters associate discount program, as that discount may be amended from time-to-time.
          (e) Executive shall not be entitled to any bonuses, a car allowance, or any other forms of compensation during the Consulting Term of the Agreement, other than the compensation described in Section 6 of this Agreement. The Company in the sole discretion of the Chief Executive Officer reserves the right, however, to make grants of restricted stock or stock options or to provide the Executive with a bonus.
     7. Termination of the Agreement.
          (a) Voluntary Termination By Executive.
               (i) During either the Initial Term, the Executive may terminate her employment under this Agreement by giving the Company at least one-hundred eighty (180) days’ prior written notice. During the Consulting Term, the Executive may terminate her employment under this Agreement by giving the Company at least thirty (30) days’ prior written notice.
               (ii) If, during the Initial Term or Consulting Term, there is a greater than 50% change in the Company’s ownership or greater than 50% turnover in the Company’s Board of Directors in any 12 month period that results in the Executive’s good faith determination that she can no longer adequately perform her duties as a senior officer resulting in her voluntarily terminating her employment, then the Executive shall continue to receive her annual salary and other compensation and employee benefits (including without limitation the bonus that would otherwise have been payable during such compensation continuation period under the bonus plan in effect immediately before the end of the Initial Term) that the Company has in Section 5 agreed to pay and to provide for the Executive; provided that, notwithstanding such termination of employment, the Executive’s covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.. If, however, the Company adopts a severance plan applicable to all officers that covers a change of control, any such plan will supersede the provisions of this paragraph.
               (iii) If the Executive gives notice pursuant to Section 7(a), the Company shall have the right to relieve the Executive, in whole or in part, of her duties under this Agreement (without reduction in compensation through the termination date).
          (b) Termination by Company.
               (i) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Executive under this Agreement immediately for good cause and upon written notice.
               (ii) As used herein, “good cause” shall include:
               (1) the Executive’s conviction of a felony that involves moral turpitude;
               (2) the Executive’s conviction of any crime related to her employment by the Company;
               (3) the Executive’s willful neglect of, or gross negligence concerning, her duties, or engaging in willful misconduct in the performance of her duties, in any such instance so as to cause the risk of harm to the Company;
               (4) the Executive’s commission of fraud, misappropriation or embezzlement in the performance of her duties as an employee of the Company;
               (5) the Executive’s willful failure to take actions permitted by law and necessary to implement policies of the Company’s Board of Directors which the Board of Directors has communicated to her in writing;
               (6) the Executive’s continued failure to attend to her duties as an management employee of the Company;
               (7) the Executive’s material breach of the terms of this Agreement; or,
               (8) any condition which either resulted from the Executive’s substantial dependence, as determined by the Board of Directors of the Company, on alcohol, or any narcotic drug or other controlled or illegal substance.
          (c) Termination Upon Executive’s Death During Initial Term. If the Executive dies during the Initial Term of this Agreement, this Agreement shall terminate as of the date of the Executive’s death, except that the Executive’s estate or beneficiaries shall be entitled to receive any annual salary, bonus and other benefits earned and accrued prior to the date of the Executive’s death, including without limitation any bonus compensation or unused vacation earned but not yet paid, as would otherwise have been payable to the Executive up to the end of the month in which her death occurs, plus six (6) months additional compensation based upon her annual salary at the time of her death. Executive’s estate or beneficiaries shall also be entitled to reimbursement for expenses incurred by the Executive prior to the date of death, subject to Section 5(g) above. The Company shall have no additional financial obligation under this Agreement to the Executive or her estate. After receiving the payments provided in this subparagraph (c), the Executive and her estate shall have no further rights under this Agreement.
          (d) Termination Upon Executive’s Death During Consulting Term. If the Executive dies during the Consulting Term of this Agreement, this Agreement shall terminate as of the date of the Executive’s death, except that the Executive’s estate or beneficiaries shall be entitled to receive any annual salary and other benefits, including, without limitation, unused vacation earned and accrued prior to the date of the Executive’s death, as would otherwise have been payable to the Executive up to the end of the month in which her death occurs. Executive’s estate or beneficiaries shall also be entitled to reimbursement for expenses incurred by the Executive prior to the date of death, subject to Section 5(g) above. The Company shall have no additional financial obligation under this Agreement to the Executive or her estate. After receiving the payments provided in this subparagraph (d), the Executive and her estate shall have no further rights under this Agreement.
          (e) Termination Upon Executive’s Disability. If the Executive, by virtue of ill health or other disability, is unable to perform substantially and continuously the duties assigned to her on a full-time basis for a period in excess of ninety (90) days in any twelve-month period, the Company shall have the right to terminate this Agreement by giving written notice to the Executive. In the event of such termination, the Executive shall be entitled to receive any annual salary, bonus and other benefits, including, without limitation, unused vacation earned and accrued prior to the date of termination, and reimbursement for expenses incurred prior to the date of termination, subject to Section 5(g) above. This right to terminate Executive’s employment due to her unavailability shall be subject to the overriding obligations of the Company under the Americans with Disabilities Act, and, if applicable, similar state and local laws.
          (f) Compensation Payable Upon Termination by Company for Good Cause or Voluntarily by Executive. If the employment of the Executive is terminated for good cause under Section 7(b)(ii) of this Agreement during the Initial Term, or if the Executive voluntarily terminates her employment by written notice to the Company under Section 7(a) of this Agreement during the Initial Term, the Company shall pay to the Executive any compensation earned but not paid to the Executive prior to the effective date of such termination, including, without limitation, unused vacation. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement.
          (g) Compensation Payable Upon Termination by Company During Initial Term Without Good Cause.

               (i) If the Company terminates the employment of the Executive during the Initial Term without good cause effective on a date earlier than the end of the Initial Term provided for in Section 2, the Executive, until the end of the Initial Term, shall continue to receive her annual salary and other compensation and employee benefits (including without limitation the bonus that would otherwise have been payable during such compensation continuation period under the bonus plan in effect immediately before the end of the Initial Term) that the Company has in Section 5 agreed to pay and to provide for the Executive; provided that, notwithstanding such termination of employment, the Executive’s covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.
               (ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive’s employment without good cause, the payments and benefits paid and provided pursuant to this Section 7(g) shall be deemed to constitute liquidated damages and not a penalty for the Company’s termination of the Executive’s employment without good cause, and the Company agrees that the Executive shall not be required to mitigate her damages.
          (h) Termination By Notice During Consulting Term. During the Consulting Term, the Company may terminate Executive’s employment under this Agreement by giving the Executive at least thirty (30) days’ prior written notice, or the payment of Executive’s then monthly salary for thirty (30) days in lieu of said notice, or a combination of notice and monthly salary in lieu of said notice. In addition to the notice and/or the payment of the monthly salary provided for herein, the Executive shall be entitled to a lump sum payment equal to the total of all payments remaining under this Agreement plus an amount equal to the monthly COBRA payment required to maintain her medical benefits times the number of months remaining under this Agreement in the event that the Company terminates the Executive’s employment during the Consulting Term pursuant to Section 7(h) of this Agreement.
          (i) Release. Payment of any compensation to the Executive under Section 7 of this Agreement that is not earned and accrued following termination of employment shall be conditioned upon the Executive’s Execution of a release executed in substantially the form attached to this Agreement as Exhibit A.
     8. Disclosure. The Executive agrees that during the term of her employment by the Company, she will disclose and disclose only to the Company all ideas, methods, plans, developments or improvements known by her which relate directly or indirectly to the business of the Company, whether acquired by the Executive before or during her employment by the Company. Nothing in this Section 8 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.
     9. Trade Secrets and Confidential Information. Executive acknowledges that the business of the Company is highly competitive, and that the Company has provided, continues to provide, and will provide Executive with access to Trade Secrets and other Confidential Information relating to the business of the Company. “Confidential Information” means and includes the Company’s confidential and proprietary information (including Trade Secrets as defined by applicable law) that has been developed or used by the Company and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; the names of and other information concerning customers, investors, and business affiliates; pricing information and strategies; budgets; customer lists; financial and sales data; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; computer programs; internal business records; contracts, bids or proposals; technologies and methods; training methods and training processes; salaries of personnel; and other such confidential or proprietary information.
     Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its business to obtain a competitive advantage over its competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized use and disclosure is of critical importance to the Company in maintaining its competitive position. Executive therefore agrees that Executive will not, at any time after the termination of her employment with the Company for any reason, disclose or use any Trade Secrets or other Confidential Information of the Company, directly or indirectly, personally or on behalf of any other person, business, corporation or entity, except in the carrying out of Executive’s employment responsibilities with the Company. Executive understands the importance of this confidentiality obligation and acknowledge that the use or disclosure of the Company’s Trade Secrets or Confidential Information by Executive could be damaging to the Company’s business operations, particularly if such use or disclosure is by or to a competitor of the Company.
     Executive further agrees that if Executive should ever accept employment from, or provide consulting services to, or become a competitor of the Company, Executive will not disclose, use or permit the use of Trade Secrets or Confidential Information for the benefit of such competitor. This clause is not intended to, and does not limit in any way, the rights and remedies provided to the Company under common and statutory law.
     Executive also agrees that at the termination of Executive’s employment with the Company for any reason, Executive shall immediately return all of the Company’s documents, data, or other property to the Company at the Company’s headquarters in Fort Myers, Florida.
     10. Noncompetition and Nonsolicitation.
     The Executive hereby acknowledges that, during and solely as a result of her employment by the Company in a high level executive position, she may have received and shall continue to receive: (1) special training and education with respect to the operations of a retail clothing chain and other related matters; (2) access to confidential information; and (3) access to the Company’s business and professional contacts with clients, customers, suppliers and others. In consideration of the special and unique opportunities afforded to the Executive by the Company as a result of the Executive’s employment, as outlined in the previous sentence, the Executive hereby agrees as follows:
          (a) Except as may be otherwise provided in this section of the Agreement, Executive agrees that for a period of two (2) years after the termination of her employment with the Company for any reason, she shall not, directly or indirectly within the Territory, (i) for herself; (ii) as a consultant, manager, supervisor, employee or owner; or (iii) as an independent contractor, enter into, engage in, be employed by or consult with any business which competes with the business of the Company by selling, offering to sell, soliciting offers to buy, or producing, or by consulting with others concerning the selling or producing of, any product substantially similar to those now sold or produced by the Company or included in the product lines then developed by the Company for sale or production, specifically including, but not limited to, all women’s specialty retail apparel and related accessories. For purposes of this agreement, “Territory” is defined as the United States and its territories, which are the states and territories in which the Company currently operates clothing stores. The restrictions of Section 10(a) shall not be violated by (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ), or (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Company and that do not diminish or detract from the Executive’s ability to render her required attention to the business of the Company.
          (b) Executive agrees that for a period of two (2) years after the termination of her employment with the Company for any reason, Executive shall not, either directly or indirectly, on behalf of herself or any person, firm, company, business, corporation, partnership, sole proprietorship or other legal entity, solicit, contact, call upon, or attempt to communicate with any customer or prospective customer of the Company for the purpose of selling or providing retail clothing products, provided that said restriction shall apply only to those customers and prospective customers (i) with whom Executive had contact during her employment with the Company; or (ii) about whom the Company maintained confidential information accessible to the Executive during her employment with the Company.
          (c) Executive agrees that for a period of two (2) years after the termination of her employment with the Company for any reason, she shall not, either directly or indirectly, on behalf of herself or any person, firm, company, business, corporation, partnership, sole proprietorship or other legal entity, influence or attempt to influence any employee, representative or advisor affiliated with the Company, to terminate their employment or relationship with the Company.
          (d) The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to Sections 10(a), 10(b) or 10(c) shall be extended by any length of time during which the Executive is in breach of such covenants.
          (e) It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 10(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement.
          (f) The consideration for these covenants by the Executive consists of: (1) special training and education with respect to the operations of a retail clothing chain and other related matters, and (2) access to the Company’s confidential information, and (3) access to the Company’s business and professional contacts with clients, customers, suppliers and others.

Accordingly, such covenants by the Executive shall be construed as agreements independent of any other provision in this Agreement. The existence of any other claim or cause of action of the Executive against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
          (g) It is agreed by the Company and Executive that if any portion of the covenants set forth in this Section 10 are held to be invalid, unreasonable, arbitrary, or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Company and Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 10 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.
     11. Specific Performance. The Executive agrees that damages at law will be an insufficient remedy to the Company if the Executive violates the terms of Sections 8, 9 or 10 of this Agreement and that the Company would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company.
     12. Waiver of Breach. The waiver by the Company of a breach of any of the provisions of this Agreement by the Executive shall not be construed as a waiver of any subsequent breach by the Executive.
     13. Binding Effect; Assignment. The obligations of the Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. It is expressly acknowledged that the provisions of Section 10 relating to noncompetition, nonsolicitation and nonacceptance may be enforced by the Company’s successors and assigns. This Agreement is a personal employment contract and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.
     14. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.
     15. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     16. Governing Law/Consent to Jurisdiction/Forum Selection. As the Executive acknowledges that the Company is headquartered in Florida, that confidential information being disclosed to the Executive is maintained by the Company in Florida, that the services the Executive is to provide will be provided in several states including Florida, and because the injury to the Company as a result of any breach of this Agreement would be felt primarily in Florida, therefore, the parties agree: a) This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (except any choice of law provision of Florida law shall not apply if the effect of such provision would be to apply the law of another state or jurisdiction); b) the Executive consents to the jurisdiction of the state and federal courts in Florida for the resolution of any dispute arising out of the Executive’s employment and/or this Agreement; and c) the parties agree that any such action may only be brought in the state or federal courts in Ft. Myers, Lee County, Florida .
     17. Mediation Requirement. The parties agree to mediate any dispute arising under this Agreement or related to Executive’s employment with the Company, with the exception of any dispute related to Executive’s breach of Sections 8 through 10 of the Agreement, prior to filing a lawsuit or other legal claim. Any such mediation shall take place in Ft. Myers, Florida. The parties shall agree on a certified mediator, and each party will be responsible for one half (1/2) of the mediator’s fees.
     18. Notice. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

If to the Executive:	Patricia Murphy Kerstein
1940 Jamaica Way
Punta Gorda, Florida 33950

If to the Company:	Chico’s FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

CHICO’S FAS, INC.

By:	/s/ Scott A. Edmonds

EMPLOYEE:

/s/ Patricia Murphy Kerstein

PATRICIA MURPHY KERSTEIN